EXHIBIT 1A-11

CPA

PARTNERS
Richard A. Goldberg, CPA
Wes L. Salem, CPA
Ma. Lolita Cremat, CPA
Michael Selamet Kwee, CPA

CWGB&S
CPAs
Certified Public Accountants

CalCPA

OFFICE MANAGER
Heather Peltier

**CONSENT OF INDEPENDENT AUDITORS**

SUBJECT: Opening Night Enterprises, LLC

To Whom It May Concern:

CASHUK, WISEMAN, GOLDBERG, BIRNBAUM AND SALEM, LLP consents to the use in the Regulation A+ filing with the Securities of Exchange Commission prepared by Opening Night Enterprises, LLC on June 28, 2017, as it may be amended, of our report dated December 28, 2017, relating to the financial statements of Opening Night Enterprises, LLC for the period ended November 30, 2017.

Sincerely,

CASHUK. WISEMAN, GOLDBERG, BIRNBAUM AND SALEM, LLP

Selamet R. Kwee, CPA
Partner

San Diego, California
September 25, 2018

3333 Camino Del Rio South | Suite 230 | San Diego, CA 92108-3808 | P (619) 563-0145 | F (619) 563-9584 | www.cwgcpa.com